UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2016

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    On October 31, 2016, the Viacom Inc. (“Viacom”) Board of Directors elected Robert M. Bakish, President and Chief Executive Officer of Viacom International Media Networks (“VIMN”), as President and Chief Executive Officer of Viacom, effective November 15, 2016. Mr. Bakish will succeed Thomas E. Dooley, who, as previously announced, will be leaving Viacom. Also on October 31, 2016, Viacom appointed Mr. Bakish, effective immediately, to the new role of President and Chief Executive Officer of the Viacom Global Entertainment Group.

Mr. Bakish, age 52, joined Viacom in 1997 and has held leadership positions throughout the organization, most recently serving as President and Chief Executive Officer of VIMN and its predecessor company, MTV Networks International, since 2007. Prior to that, Mr. Bakish served as President of MTV Networks International, and prior to that as EVP, Operations and Viacom Enterprises and as EVP and Chief Operating Officer, MTV Networks Advertising Sales.  Prior to joining MTV Networks, Mr. Bakish was SVP, Planning, Development and Technology at Viacom. Before joining Viacom in February 1997, Mr. Bakish was a partner with Booz Allen & Hamilton in its Media and Entertainment practice.

For a description of the material terms of Viacom’s agreements with Mr. Bakish, see subsection (e) below.

A copy of the press release issued by Viacom on October 31, 2016 is filed herewith as Exhibit 99 and is incorporated by reference herein in its entirety.

(e)    On October 31, 2016, Viacom entered into an employment agreement and a related letter agreement with Mr. Bakish.

Mr. Bakish’s employment agreement (the “GEG Agreement”) reflects his appointment as President and Chief Executive Officer of the Viacom Global Entertainment Group, and extends his term of employment through October 30, 2019 on the following material terms:

•	Base Salary. Mr. Bakish’s salary will be $2,750,000 per year.

•	Annual Merit Review. Mr. Bakish will be eligible to receive an increase in salary, as determined by the Viacom Compensation Committee, on or about an annual basis.

•	Annual Cash Bonus. Mr. Bakish’s target annual cash bonus will be $3,500,000.

•	Annual Equity Awards. Mr. Bakish will be eligible to receive annual grants of equity compensation with a target value of $3,250,000.

•	Benefits. Mr. Bakish will be eligible to participate in Viacom’s retirement and other employee benefit plans for which he qualifies pursuant to the terms of the applicable plan.

•	Severance. The maximum amount payable with respect to salary and bonus in the event of Mr. Bakish’s termination without “cause” or resignation for “good reason” is two times his then current base salary and target bonus. In addition, the vesting of certain unvested equity awards will accelerate in the event of his termination without “cause” or resignation for “good reason.”

•	Restrictive Covenants. Mr. Bakish will be subject to certain restrictive covenants, such as non-competition and non-solicitation covenants, including following termination of employment.

A related letter agreement (the “CEO Agreement”) reflects Mr. Bakish’s appointment as Viacom’s acting President and Chief Executive Officer. The CEO Agreement reflects the following terms:

•
Base Salary.  Mr. Bakish’s salary will be the greater of (i) $2,500,000 per year and (ii) $500,000 per month of service, pro-rated for partial months of service. This is in addition to his salary for his role as President and Chief Executive Officer of the Viacom Global Entertainment Group.

•
Annual Cash Bonus. Mr. Bakish will not be entitled to an additional bonus in his role as Viacom’s acting President and Chief Executive Officer. However, for the period he serves as acting President and Chief Executive Officer, the company performance multiplier applied to his target bonus will be the company performance multiplier applied to participants in the Viacom Senior Executive Short-Term Incentive Plan, and his actual bonus will be determined in the manner set forth in such plan.

•
Annual Equity Awards. Mr. Bakish will not be entitled to an annual equity award in his role as Viacom’s acting President and Chief Executive Officer. However, the annual equity award that would normally be made in May 2017 pursuant to the GEG Agreement will be made within 10 days of October 31, 2016.

•
Term. Mr. Bakish will serve as Viacom’s President and Chief Executive Officer until the earlier of (i) the election of his successor as Chief Executive Officer of Viacom and (ii) the closing of any business combination transaction between Viacom and CBS Corporation.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits. The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit No.	Description of Exhibit

99	Press release of Viacom Inc. dated October 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Date: November 1, 2016

Exhibit Index

Exhibit No.	Description of Exhibit

99	Press release of Viacom Inc. dated October 31, 2016.